Exhibit 99.1

News Release

Amkor Technology Completes Sale of $225 Million of its 6.375% Senior Notes due 2022

CHANDLER, Ariz. — May 20, 2013 — Amkor Technology, Inc. (NASDAQ:AMKR) today announced that it has completed its previously announced offering of $225 million aggregate principal amount of its 6.375% Senior Notes due 2022 (the “Notes”). We expect to use the net proceeds of the Notes offering for general corporate purposes, which may include, among other things, capital additions, acquisitions and other investments. The Notes were issued as additional notes under an indenture dated as of September 21, 2012 pursuant to which Amkor previously issued $300 million aggregate principal amount of 6.375% Senior Notes due 2022 (the “Existing Notes”). The Notes will rank equally with and form a part of a single class of securities with the Existing Notes.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s Securities and Exchange Commission (“SEC”) filings and at Amkor’s website: www.amkor.com.

Forward-Looking Statement Disclaimer

This announcement contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the expected use of proceeds from the offering. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements. Important risk factors that could affect the outcome of the events set forth in these statements are discussed in Amkor’s Annual Report on Form 10-K for the year ended December 31, 2012, and in its subsequent filings with the SEC made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this announcement.

Contacts

Amkor Technology, Inc.

Joanne Solomon

Executive Vice President and Chief Financial Officer

480-786-7878

joanne.solomon@amkor.com

Greg Johnson

Senior Director, Investor Relations and Corporate Communications

480-786-7594

greg.johnson@amkor.com